Exhibit 99.1

Hecla Reports Increased Income and Gross Profit, Improved Cash Costs Compared to First Quarter Last Year

For the Period Ended March 31, 2008

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Hecla Mining Company (NYSE:HL) today reported net income applicable to common shareholders of $12.1 million, or 10 cents per common share, on revenue of $46 million in the first quarter of 2008, compared to $8 million, or 7 cents per common share, on revenue of $54.6 million in the first quarter of 2007. Net income before dividend payments was $15.5 million, compared to $8.1 million in the first quarter of 2007.

First quarter production was approximately 1.3 million ounces of silver and 21,940 ounces of gold, compared to 1.6 million ounces of silver and 36,330 ounces of gold in the first quarter of 2007. Hecla’s average silver cash cost per ounce remains among the lowest in the industry, with the first quarter total cash cost averaging negative $1.42 per ounce of silver after by-product credits, a 27% decrease from the first quarter of last year. The total cash cost per ounce of gold averaged $642 per ounce compared to $475 per ounce in the same period last year, due to reduced gold production, escalating labor costs and increasing transportation costs at the La Camorra unit. Hecla’s gross profit (nearly all of which comes from its silver operations) was $21.8 million, an increase of $3.9 million compared to the same period a year ago.

The decrease in first quarter revenues compared to the same period last year was caused primarily by lower gold production and the timing of concentrate shipments. Greens Creek recorded no concentrate sales during March because of port congestion in Asia where the smelters are located, which impacted the shipping schedule. As a result, revenue from 81,000 ounces of silver, 1,900 tons of zinc, and 189 tons of lead have been deferred to subsequent quarters. In addition, gold inventory in Venezuela increased during the quarter by 8,300 ounces as the company worked to maximize local sales in order to obtain the most favorable economic benefits. Positively impacting first quarter 2008 results was a tax benefit of $4.9 million to record the expected benefit related to the utilization of accumulated net operating losses from prior years.

FIRST QUARTER 2008 HIGHLIGHTS

--Net income of $12.1 million, or 10 cents per common share

--Announcement of the acquisition of the Greens Creek silver mine joint venture, the fifth largest silver mine in the world, with completion of the transaction on April 16, 2008

--Entry into the San Juan Silver joint venture

--Reached agreement to acquire the assets of Independence Lead Mines

--1.3 million ounces of silver produced at an average total cash cost of negative $1.42 per ounce, after by-product credits

--Average prices for silver, gold and lead all significantly higher than one year ago, with by-products contributing to a 27% improvement in total average cash cost per ounce of silver

--21,940 ounces of gold produced, with 17,089 ounces mined at the La Camorra unit at an average total cash cost of $642 per ounce

--Commitment to sell 7.9 million shares of Great Basin Gold common stock for $26.2 million, with a gain on the investment of $7.6 million anticipated to be recorded in earnings in the second quarter

--Announcement of Chief Financial Officer transition, appointing James A. Sabala as CFO effective mid-May

Hecla’s net income increased nearly 100%, due to the higher price of lead, increased zinc production and the recognition of a tax benefit, despite lower silver and gold production in the first quarter. Hecla Mining Company President and Chief Executive Officer, Phillips S. Baker, Jr., said, “The first quarter had some unusual items resulting in lower production, but Hecla – with its low-cost ore bodies – was still able to generate better earnings than last year. With completion of the acquisition of the remainder of the Greens Creek joint venture, we now own and operate 100% of the fifth largest silver mine in the world. Hecla is a dramatically different company, and we expect substantial improvements in revenue and cash flow over the course of the year. We’ve also enlarged our pipeline of very prospective exploration properties by entering into the San Juan Silver joint venture in Colorado, and most recently, by expanding our San Sebastian land package in Mexico to more than 500 square miles.”

As a result of Hecla’s recent acquisition of the remainder of the Greens Creek joint venture, the company estimates annual silver production of 9 million ounces in 2008, a 50% increase over the previous estimate. The annual average cash cost of silver is estimated to be less than $2.50 per ounce. The reason for an increased cash cost per ounce estimate (from $1.00 per ounce previously) is a result of elevated energy costs and significantly increased smelting and refining terms worldwide as metals prices go higher, which increases the silver refining costs and reduces the revenue from by-product credits at both Lucky Friday and Greens Creek. Annual gold production is now anticipated at approximately 115,000 ounces, with more than half of that production coming from the La Camorra unit, where average total cash costs for gold are expected to be in the range of the first quarter performance of $637 per ounce until the operating environment improves. The remainder of Hecla’s gold production is mined as a by-product from the Greens Creek silver operation.

ACQUISITIONS

On April 16, 2008, Hecla completed the acquisition of all the shares of the Rio Tinto subsidiaries holding a 70.3% interest in the Greens Creek joint venture in Alaska for $750 million. By 2009, the Greens Creek addition is expected to nearly double Hecla’s silver production to approximately 11 million ounces. Silver and gold reserves have already more than doubled. Baker said, “Because of the quality of the workforce and high-grade deposit at Greens Creek, Hecla’s cash flow should increase significantly on an annual basis, providing a solid base for additional growth.” The $750 million purchase price comprises $700 million in cash and $50 million in Hecla common stock, or 4,365,000 shares. Baker said, “As a participant in the Greens Creek joint venture for 20 years, our intimate technical and commercial understanding of this property made us the logical buyer and we certainly understand its value and the substantial upside potential outside the currently developed workings. We are also pleased that virtually all of the Greens Creek employees have joined the Hecla family. The size of this transaction transforms Hecla, and while our share price has performed well relative to our peers since this was announced, I don’t believe the dramatically positive impact is well understood. And Greens Creek is just one element in the strongest pipeline of projects in Hecla’s 117-year history, so I have confidence we’ll see additional growth at Hecla.”

On February 13, 2008, Hecla announced an agreement to acquire substantially all of the assets of Independence Lead Mines Company, located in northern Idaho’s Silver Valley, for 6,936,884 shares of our common stock. Acquiring the assets simplifies the ownership structure by removing a long-term royalty on future Lucky Friday production and builds on Hecla’s Silver Valley land package. The transaction is subject to approval by the shareholders of Independence, and completion of the transaction is expected to take place either by the end of the second quarter or early in the third quarter of 2008.

On February 21, 2008, Hecla acquired the right to earn a 70% interest in the San Juan Silver Joint Venture, which holds an approximately 25-square-mile consolidated land package in the Creede Mining District of Colorado. The agreement consists of a three-year earn-in with a total value of $23.2 million, consisting of exploration work and cash. Baker said, “We think this exploration project, located in an historically silver-rich mining district, has the potential to add 100 million or more ounces of silver to our resource base.” A drilling program is expected to begin this summer on the Colorado property.

OPERATIONS

Greens Creek - The Greens Creek silver mine in Alaska is now 100% controlled by Hecla subsidiaries, but still had Rio Tinto as the operator for the entire first quarter. Hecla’s share of first quarter production (approximately 30%) was 495,853 ounces of silver, mined at an average total cash cost per ounce of negative $5.10. This compares to 704,928 ounces of silver for Hecla’s account during the first quarter of last year, at a negative total average cash cost of $4.62 per ounce. The cash cost per ounce at Greens Creek decreased 10% due to increased by-product metals prices, despite lower production and increasing diesel fuel prices, which resulted in higher costs per ton. Even though cash costs improved, gross profit declined 23% on lower revenue due to a delay in concentrate shipments as a result of congestion at Asian seaports, where the smelters are located. Silver production was down from a year ago due to time and effort being spent to prepare for the sale of the operating interest, lower equipment availability and staffing during the period, as well as a lower silver grade in the area of the mine currently being mined. Silver production is anticipated to increase during the remainder of the year.

The transition of operations management from Rio Tinto to Hecla subsequent to the sale is going smoothly. Virtually all of the 315 full-time Greens Creek employees have elected to stay with the operation. Scott Hartman, Hecla Limited’s Vice President in charge of Technical Services, has been appointed Vice President and General Manager of Greens Creek. He has more than 28 years of experience in engineering and has previously been a general manager at various Hecla mines. He holds a degree in metallurgical engineering from the University of Utah. Hecla also has a transition services agreement with Rio Tinto that runs through mid-October, to support certain administrative aspects of the transition.

Lucky Friday - The Lucky Friday underground silver mine in northern Idaho produced 759,303 ounces of silver during the first quarter of 2008, at an average total cash cost of 98 cents per ounce after by-product credits, compared to 852,113 ounces of silver during the first quarter of 2007, at an average total cash cost of $1.77 per ounce. The 45% improvement in total cash costs per silver ounce is primarily attributable to more zinc production from higher recoveries and the mining of more zinc veins. Higher zinc production results in an economic benefit, but temporarily lowers the silver grade below life-of-mine reserve levels, and delays some silver production to later periods. Consequently, the Lucky Friday unit increased its gross profit nearly 60%, or $4.5 million, compared to the same period a year ago. The mine is on track to produce approximately 3 million ounces of silver in 2008.

Work continues on the detailed engineering report for construction of the #4 Shaft at Lucky Friday, which is an underground winze that would allow access to deeper ore after the year 2012, as well as on a prefeasibility study focused on determining the economic viability of significantly expanding production. Continued ventilation improvements also were made during the first quarter at the Lucky Friday mine, including completion of a new ventilation shaft between the 4050 and 4900 levels, which improves ventilation in the lower part of the mine.

La Camorra - Despite lower gold production, the La Camorra unit in Venezuela showed increased gross profit during the first quarter of 2008 compared to the same period a year ago, primarily because of the higher average gold price and a 48% improvement in gold ore grade. The ore grade has increased because production has transitioned from the La Camorra mine to the higher-grade Mina Isidora. Although once a large contributor to Hecla, the La Camorra unit is now a small proportion of Hecla’s value. In 2007, La Camorra contributed just 3% of Hecla’s gross profit. Although the contribution was higher than that in the first quarter of 2008, the gross profit percentage from La Camorra is expected to decrease even further as Hecla incorporates 100% of the Greens Creek mine into its operations.

Gold production at the La Camorra unit decreased in the first quarter of 2008 to 17,089 ounces, compared to 31,479 ounces of gold produced in the first quarter of 2007. Reduced production was the result of lower productivity in the mine caused by labor interruptions, transportation disruptions subsequent to the vehicles leaving the mine site, and low equipment availability due in some cases to theft of parts. Escalating labor costs and increasing transportation costs are also impacting the unit. The higher transportation costs are related to hauling the ore from Mina Isidora to the milling facility approximately 70 miles away. The average total cash cost was $642 per ounce of gold, compared to $475 per ounce of gold in the first quarter of last year. Operating efforts continue to be challenging in Venezuela, due to the difficult labor and political environments. Mina Isidora, like most other mining operations in the country, is subject to frequent and often lengthy work stoppages, which is factored into annual production estimates. The mine is currently not operating, although the mill remains in operation.

EXPLORATION

During the first quarter, $6.1 million was spent on exploration programs company-wide. In addition, Hecla added a new major exploration project, the San Juan Silver Joint Venture in Colorado. Baker said, “We are making progress on all our exploration projects, with an increasing proportion of the programs directed towards drilling and potential resource definition. We are optimistic about several of our projects at this time, and continue to gather additional information for a more complete picture, rather than releasing one assay result at a time. Meanwhile, we are continuously evaluating new projects to add to the pipeline.”

Silver Valley - Hecla holds a 25-square-mile land position surrounding the Lucky Friday mine in the historic silver mining district in northern Idaho; and although the area is known as a prolific producing area, almost all of it is untouched by modern exploration methods.

In the Silver Valley, a three-dimensional (3D) model has been completed with known data, and initiation of a surface exploration program is anticipated this summer.

Hecla is also evaluating another 11 square miles of land adjacent to its Silver Valley properties and has the remainder of the year to finalize leases on those properties. As part of that program, geologists are compiling the geology, mine workings, production history, geochemistry, and geophysics on these properties, with the historic Golconda mining area as the current focus of 3D modeling and drill targeting. To further complement this work, two more properties have been acquired, totaling more than 155 acres. Data is currently being compiled for the summer field programs in the Silver Valley to develop drill targets.

During the first quarter, exploration continued in the Gap area. This program is designed to place seven wide-spaced holes into the 2,500-foot “Gap” zone above the current resource of the Lucky Friday Expansion Area where mining is currently taking place, and below the near-surface historic workings. Initial results are expected at the end of the second quarter.

Lucky Friday - Exploration at the Lucky Friday mine continues to delineate areas where additional resource may be added and upgraded. Drilling to the east of the currently identified resource and below the 5900 level (where mining is currently taking place) is intersecting significant grades and widths that could potentially lead to resource extensions to the east. In addition, definition drilling as much as 800 feet below the 5900 level is intersecting significant grades and widths, confirming and possibly upgrading and extending the existing resource estimates. Additions to the resource to the west also continue to look promising, as two short holes were drilled from the west end on the 5900 level that intersected significant grades and widths.

Mexico - During the first quarter, concessions totaling about 270 square kilometers (166 square miles) were added to the San Sebastian exploration project in central Mexico, increasing Hecla’s land position to more than 800 square kilometers (500 square miles). The additional concessions were added after the discovery of a prospective, northwest trending zone of quartz veins and extensions of the Cerro Blanco and El Abuelo vein systems into the area.

In the first quarter, 3,294 meters (10,807 feet) of drilling in five drill holes occurred in the La Roca target area, which is in the northeastern part of the San Sebastian property. Drilling has focused on veins and breccias identified in two regional structures, which extend for many kilometers. The graben-bounding faults show locally high grades of silver, and assays results from drilling in the fourth quarter of 2007 show that the precious metal grades are also improving with depth in those structures.

The Rio Grande project, which is 50 kilometers (31 miles) south of San Sebastian, consists of a series of high-grade, Fresnillo-style epithermal veins and breccias that extend for over nine miles. Deeper drilling on the San Martin Vein is designed to follow-up high-grade silver intersected last year and add to the strike length of the silver mineralization. Drilling on the silver and gold-rich Concepción vein was designed to test the vein 150 meters below one high-grade intercept, and it appears that three veins interpreted to be part of the Concepción vein system have been intersected. Assays on all the veins are pending. Drilling will continue into the second quarter and include evaluations of the San Martin, Concepción and El Leon veins.

With all the exploration activity underway in Mexico, assay results for all projects have been very slow. Consequently, no assays results from the exploration activities in Mexico during the first quarter have been received.

Greens Creek - A total of 17,992 feet were drilled underground at Greens Creek during the first quarter of 2008, consisting primarily of definition and exploration drilling in several of the mine’s nine identified ore zones. All of the exploration footage was focused in the Gallagher Zone, while definition-drilling efforts were split between the Gallagher, Northwest West (NWW), and 5250 North Zones.

Definition Drilling: In the Gallagher Zone, several definition holes were drilled to test south-trending, down-plunge extensions, and it appears that this zone continues for over 100 feet. Definition drilling was also completed to better define the silver-rich 5250 Zone to the north and the uppermost NWW Zone. Mining is currently occurring at the south end of the 5250 Zone. In the uppermost NWW Zone, drilling shows strong mineralized intervals with up to 120 feet of down-hole thickness. These results continue to show the future prospects for additional growth of resource within the mine infrastructure at Greens Creek.

Exploration Drilling: Exploration drilling in the Gallagher Zone began in January to extend the mineralization identified in the area. One of the three drill holes intersected four promising intervals that range up to 25 feet in thickness. Additional definition drilling is planned in order to define new exploration targets. Given the inability to drill during the winter months, surface exploration activities focused on review and analysis of data collected during the 2007 field season. Soil geochemical and other assay data has been received and analysis of this information is currently underway. Surface exploration drilling will commence in the second quarter.

San Juan Silver - The San Juan Silver Joint Venture in southern Colorado is located in an historic mining district where silver mining ceased in the 1980s. Early-stage drill planning and the development of a 3D model have commenced on the project. Permitting applications will be submitted in the next month for the first-year drill program that is anticipated to start early in the third quarter. Geological crews have been retained and contractor proposals are being reviewed so drilling can begin on this exciting project.

NEW RESERVES AND RESOURCES

Hecla’s acquisition of the remainder of the Greens Creek joint venture has resulted in a significant increase in its reserves and resources. On a pro forma basis as of December 31, 2007, the silver proven and probable reserve increased 156% and the gold proven and probable reserve increased 140% compared to Hecla’s reserves prior to the transaction. The reserves and resources with Hecla holding 100% of Greens Creek on a year-end 2007 pro forma basis are in the table below.

ESTIMATED ORE RESERVES & RESOURCES (Pro forma with 100% Greens Creek as of December 31, 2007)
Mine	Tons	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Silver (ounces)	Gold (ounces)	Lead (tons)	Zinc (tons)
PROVEN & PROBABLE RESERVES
Proven Reserves
Lucky Friday Unit, USA	760,700	12.3	-	7.2	2.5	9,324,800	-	54,500	18,900
La Camorra Unit, Venezuela	77,500	-	1.08	-	-	-	84,000	-	-
						9,324,800	84,000	54,500	18,900
Probable Reserves
Lucky Friday Unit, USA	680,000	11.9	-	7.5	2.5	8,065,200	-	50,900	16,700
Greens Creek, USA	8,454,000	13.7	0.11	3.8	10.2	116,025,000	908,000	321,000	861,000
La Camorra Unit, Venezuela	120,300	-	0.84	-	-	-	101,100	-	-
						124,090,200	1,009,100	371,900	877,700
MINERALIZED MATERIAL
La Camorra Unit, Venezuela (1)	1,003,600	-	0.409	-	-	-	410,000	-	-
Greens Creek, USA (2)	348,000	5.6	0.13	3.4	7.9	1,960,000	46,000	12,000	28,000
Lucky Friday Unit, USA (3)	8,465,200	7.2	-	4.5	2.4	60,746,300	-	381,100	205,600
						62,706,300	456,000	393,100	233,600
OTHER RESOURCES
San Sebastian, Mexico (4)	1,142,500	8.0	0.01	2.9	4.4	9,186,200	14,300	33,000	49,900
Lucky Friday Unit, USA (5)	5,968,800	8.8	-	6.1	2.5	52,240,600	-	361,500	149,700
Greens Creek, USA (2)	2,266,000	14.5	0.13	4.0	10.5	32,927,000	292,000	90,000	237,000
La Camorra Unit, Venezuela (6)	202,100	-	0.447	-	-	-	90,300	-	-
						94,353,800	396,600	484,500	436,600
Total Reserves and Resources						290,475,100	1,945,700	1,304,000	1,566,800

(1) In situ resources, Canaima Lower and Middle veins, diluted and factored for mining recovery (90%) and Isidora Indicated material at an 8.0 gpt cutoff, factored and diluted for mining.

(2) Indicated and Inferred resources, East, West, SW, Gallagher, NWW, ‘9A’ and 200S orebodies, factored for dilution and mining recovery.

(3) In situ Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.

(4) Inferred resources, Hugh zone (Deep Francine), also includes 2.1% copper (23,500 tons).

(5) Inferred resources, diluted to assumed mining width and adjusted for mining recovery.

(6) Inferred resources, diluted and factored for mining recovery.

PERSONNEL

Hecla today announced the appointment of James A. Sabala, Senior Vice President, to the position of Senior Vice President and Chief Financial Officer, effective May 15, 2008.

Sabala will take the place of Lewis E. Walde, who has announced he is leaving Hecla to pursue other opportunities, effective May 15. Walde started at Hecla in 1992 as an accountant and was named Vice President – Controller in 2001 and named Chief Financial Officer in 2003.

Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, “We very much appreciate Lew’s long service with Hecla. He played a pivotal role in the financial management of the company through some difficult times when the price of precious metals was very low. More recently, he’s been a part of Hecla’s transformation as we completed the Greens Creek transaction and other acquisitions leading to growth. We will certainly miss him and wish him all the best in his future endeavors.” Baker continued, “We are extremely fortunate to have Jim Sabala recently join our management team and available to take over the role of Chief Financial Officer, a position with which he has long experience. With 27 years in the mining industry – much of it as CFO – I am happy to welcome his level of expertise as we guide Hecla forward.”

Prior to joining Hecla, Sabala was Executive Vice President and Chief Financial Officer of Coeur d'Alene Mines Corporation, having been employed by Coeur from 1981 to 1998 and again from 2003 to 2008. In addition, he held the position of Vice President and Chief Financial Officer of Stillwater Mining Company from 1998 to 2002. He holds a B.S. degree in Business from the University of Idaho. He has also been active in several industry organizations including the Silver Institute, the World Gold Council and the Northwest Mining Association. He also serves on the Advisory Board of the University of Idaho's College of Business.

Hecla has also recruited George Sturgis to the position of Hecla Limited Vice President – Project Development, effective August 1. Sturgis, with 28 years of experience in engineering and project management, is currently in a consulting role with Hecla on the #4 Shaft project and other projects at the Lucky Friday unit.

FINANCIAL

On March 27, Hecla committed to sell 7,930,214 shares of Great Basin Gold common stock, which it had received as consideration, along with $45 million cash, for the sale to Great Basin Gold of Hecla’s interest in the Hollister Development Block gold project in Nevada. Proceeds from the sale were $26.2 million, generating a gain of $7.6 million to be recognized in earnings in the second quarter of 2008.

For the first quarter of 2008, Hecla increased its net deferred tax asset, resulting in a tax benefit of $4.9 million.

OTHER

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols H, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at http://www.hecla-mining.com.

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	First Quarter Ended
HIGHLIGHTS	Mar. 31, 2008	Mar. 31, 2007
FINANCIAL DATA

Sales:
Silver operations (1)	$36,627	$33,100
Gold operations	9,333	21,493
Total sales	$45,960	$54,593

Gross Profit:
Silver operations (1)	$18,652	$16,018
Gold operations	3,129	1,852
Total gross profit	$21,781	$17,870

Net income	$15,482	$8,143
Net income applicable to common shareholders	$12,074	$8,005
Basic and diluted net income per common shareholder	$0.10	$0.07
Cash flow provided by operating activities	$11,636	$16,363

PRODUCTION SUMMARY - TOTALS

Silver - Ounces	1,255,156	1,557,041
Gold - Ounces	21,940	36,330
Lead - Tons	6,147	6,301
Zinc - Tons	7,021	6,647
Average cost per ounce of silver produced (1):
Total cash costs ($/oz.) (2)	(1.42)	(1.12)
Total production costs ($/oz.)	0.94	0.88
Average cost per ounce of gold produced:

Total cash costs ($/oz.) (2)	642	475
Total production costs ($/oz.)	784	631

AVERAGE METAL PRICES

Silver - London PM Fix ($/oz.)	17.68	13.31
Gold - London PM Fix ($/oz.)	927	650
Lead - LME Cash ($/pound)	1.31	0.81
Zinc - LME Cash ($/pound)	1.10	1.57

(1) Includes the values of gold, lead, and zinc produced at silver operations, which are treated as by-product credits and included in the calculation of silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended
	Mar. 31, 2008	Mar. 31, 2007

Sales of products	$45,960	$54,593
Cost of sales and other direct production costs	18,157	28,886
Depreciation, depletion and amortization	6,022	7,837
	24,179	36,723
Gross profit	21,781	17,870

Other operating expenses:
General and administrative	4,857	3,920
Exploration	6,079	4,063
Pre-development expenses	- -	951
Depreciation and amortization	37	179
Other operating expenses	594	528
Provision for closed operations and environmental matters	946	653
	12,513	10,294
Income from operations	9,268	7,576

Other income (expenses):
Foreign exchange loss	(12)	(19)
Interest and other income	2,525	1,449
Interest expense	(165)	(74)
	2,348	1,356

Income from operations before income taxes	11,616	8,932
Income tax benefit (provision)	3,866	(789)

Net income	15,482	8,143
Preferred stock dividends	(3,408)	(138)

Income applicable to common shareholders	$12,074	$8,005

Basic and diluted income per common share after preferred stock dividends	$0.10	$0.07

Basic weighted average number of common shares outstanding	122,350	119,951

Diluted weighted average number of common shares outstanding	122,777	120,526

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Mar. 31, 2008	Dec. 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$357,672	$373,123
Short-term investments and securities held for sale	27,085	25,759
Accounts and notes receivable	16,207	21,887
Inventories	25,216	15,511
Deferred taxes	8,980	7,370
Current restricted cash	2,059	2,059
Other current assets	4,802	3,875
Total current assets	442,021	449,584
Investments	7,914	8,429
Noncurrent restricted cash and investments	15,326	15,181
Properties, plants and equipment, net	147,734	132,308
Deposit on Greens Creek joint venture purchase	18,201	14,938
Unallocated purchase costs	16,340	- -
Other noncurrent assets	31,170	30,297

Total assets	$678,706	$650,737

LIABILITIES

Current liabilities:
Accounts payable and accrued expenses	$21,360	$22,564
Accrued payroll and related benefits	18,306	16,184
Accrued taxes	4,770	3,703
Current portion of accrued reclamation and closure costs	8,931	9,686
Total current liabilities	53,367	52,137
Accrued reclamation and closure costs	96,362	96,453
Other noncurrent liabilities	8,631	9,618

Total liabilities	158,360	158,208

SHAREHOLDERS' EQUITY

Preferred stock	543	543
Common stock	30,767	30,364
Capital surplus	735,569	725,076
Accumulated deficit	(262,837)	(274,877)
Accumulated other comprehensive income	16,944	12,063
Treasury stock	(640)	(640)

Total shareholders' equity	520,346	492,529

Total liabilities and shareholders' equity	$678,706	$650,737

Common shares outstanding at end of period	122,996	121,375

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	First Quarter Ended
	Mar. 31, 2008	Mar. 31, 2007
OPERATING ACTIVITIES

Net income	$15,482	$8,143
Noncash elements included in net income:
Depreciation, depletion and amortization	6,059	8,016
Gain on sale of investments	- -	- -
Gain on disposition of properties, plants and equipment	(152)	(29)
Provision for reclamation and closure costs	- -	85
Provision for inventory obsolescence	- -	(30)
Stock compensation	283	227
Benefit from deferred income taxes	(4,873)	- -
Change in assets and liabilities:
Accounts and notes receivable	5,683	3,571
Inventories	(9,705)	1,048
Other current and noncurrent assets	(1,291)	393
Accounts payable and accrued expenses	(1,204)	(3,630)
Accrued payroll and related benefits	2,122	(1,831)
Accrued taxes	1,067	734
Other noncurrent liabilities	(989)	- -
Accrued reclamation and closure costs and other noncurrent liabilities	(846)	(332)

Net cash provided by operating activities	11,636	16,365

INVESTING ACTIVITIES

Additions to properties, plants and equipment	(11,067)	(7,875)
Proceeds from disposition of properties, plans and equipment	194	- -
Deposit on Greens Creek joint venture purchase	(16,340)	- -
Purchase of equity securities	- -	(181)
Purchase of short-term investments	- -	(13,750)
Maturities of short-term investments	4,036	13,400
Increase in restricted investments	(145)	(586)
Net cash used in investing activities	(23,322)	(8,992)

FINANCING ACTIVITIES

Common stock issued under stock option plans	116	2,421
Dividends paid to preferred shareholders	(3,881)	(138)
Net cash provided by (used in) financing activities	(3,765)	2,283

Net increase (decrease) in cash and cash equivalents	(15,451)	9,656
Cash and cash equivalents at beginning of period	373,123	75,878

Cash and cash equivalents at end of period	$357,672	$85,534

HECLA MINING COMPANY
Production Data

	First Quarter Ended
	Mar. 31, 2008	Mar. 31, 2007
LUCKY FRIDAY UNIT

Tons of ore processed	80,367	84,848
Mining cost per ton	$59.75	$51.34
Milling cost per ton	$13.82	$10.66
Ore grade milled - Silver (oz./ton)	10.03	10.95
Silver produced (oz.)	759,303	852,113
Lead produced (tons)	4,709	4,746
Zinc produced (tons)	2,547	2,045
Average cost per ounce of silver produced (1):
Total cash costs (2)	$0.98	$1.77
Total production costs	$2.41	$2.88
Capital additions (in thousands)	$6,897	$2,936

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Tons of ore milled	50,050	54,354
Mining cost per ton	$46.00	$36.56
Milling cost per ton	$32.80	$26.62
Ore grade milled - Silver (oz./ton)	13.57	16.38
Silver produced (oz.)	495,853	704,928
Gold produced (oz.)	4,851	4,852
Lead produced (tons)	1,438	1,555
Zinc produced (tons)	4,474	4,602
Average cost per ounce of silver produced (1):
Total cash costs (2)	$(5.10)	$(4.62)
Total production costs	$(1.32)	$(1.54)
Capital additions (in thousands)	$3,536	$1,911

LA CAMORRA UNIT

Tons of ore processed	20,904	60,630
Mining cost per ton	$216.70	$147.84
Milling cost per ton	$57.55	$23.99
Ore grade milled - Gold (oz./ton)	0.875	0.591
Gold produced (oz.)	17,089	31,479
Average cost per ounce of gold produced:
Total cash costs (2)	$642	$475
Total production costs	$826	$631
Capital additions (in thousands)	$479	$2,862

(1) Gold, lead and zinc produced have been treated as a by-product credit in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce - unaudited)

	First Quarter Ended
	Mar. 31, 2008	Mar. 31, 2007
GOLD OPERATIONS

Total cash costs (1)	$10,914	$14,710
Divided by gold ounces produced	17	31
Total cash cost per ounce produced	$642	$475
Reconciliation to GAAP:
Total cash costs	$10,914	$14,710
Depreciation, depletion and amortization	3,109	4,770
Treatment & freight costs	(668)	(1,377)
By-product credits (1)	- -	477
Change in product inventory	(7,170)	705
Reclamation and other costs	19	356
Costs of sales and other direct production costs
and depreciation, depletion and amortization
(GAAP)	$6,204	$19,641

SILVER OPERATIONS

Total cash costs (1)	$(1,785)	$(1,749)
Divided by silver ounces produced	1,255	1,557
Total cash cost per ounce produced	$(1.42)	$(1.12)
Reconciliation to GAAP:
Total cash costs	$(1,785)	$(1,749)
Depreciation, depletion and amortization	2,913	3,067
Treatment & freight costs	(10,854)	(8,461)
By-product credits (1)	29,582	24,832
Change in product inventory	(1,929)	(652)
Reclamation and other costs	48	45
Costs of sales and other direct production costs
and depreciation, depletion and amortization
(GAAP)	$17,975	$17,082

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Total cash costs (1)	$(2,531)	$(3,258)
Divided by silver ounces produced	496	705
Total cash cost per ounce produced	$(5.10)	$(4.62)
Reconciliation to GAAP:
Total cash costs	$(2,531)	$(3,258)
Depreciation, depletion and amortization	1,836	2,131
Treatment & freight costs	(4,903)	(5,036)
By-product credits (1)	14,222	14,200
Change in product inventory	(1,957)	(173)
Reclamation, severance and other costs	43	39
Costs of sales and other direct production costs
and depreciation, depletion and amortization
(GAAP)	$6,710	$7,903

LUCKY FRIDAY UNIT

Total cash costs (1)	$746	$1,509
Divided by silver ounces produced	759	852
Total cash cost per ounce produced	$0.98	$1.77
Reconciliation to GAAP:
Total cash costs	$746	$1,509
Depreciation, depletion and amortization	1,077	936
Treatment & freight costs	(5,951)	(3,425)
By-product credits (1)	15,360	10,632
Change in product inventory	28	(479)
Reclamation and other costs	5	6
Costs of sales and other direct production costs
and depreciation, depletion and amortization
(GAAP)	$11,265	$9,179

RECONCILIATION TO GAAP, ALL OPERATIONS

Total cash costs (1)	$9,129	$12,961
Depreciation, depletion and amortization	6,022	7,837
Treatment & freight costs	(11,522)	(9,838)
By-product credits (1)	29,582	25,309
Change in product inventory	(9,099)	53
Reclamation and other costs	67	401
Costs of sales and other direct production costs
and depreciation, depletion and amortization
(GAAP)	$24,179	$36,723

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing, and other plant costs, third party refining and marketing expenses, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Cash costs per ounce of silver or gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
vice president – investor and public relations
Vicki Veltkamp, 208-769-4128